Exhibit 99.1

Closure Medical Stockholders Approve Acquisition

Agreement with Johnson & Johnson

Raleigh, NC — June 2, 2005 — Closure Medical Corporation (Nasdaq: CLSR) today announced that at a special meeting held today in Raleigh, North Carolina, its stockholders approved the agreement pursuant to which Johnson & Johnson will acquire Closure Medical for $27 per share. The proposed transaction, which was announced on March 4, 2005, is expected to close tomorrow, June 3, 2005, subject to the satisfaction of the remaining closing conditions.

About Closure Medical Corporation

Closure Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers. For additional information on Closure Medical visit its website at www.closuremed.com.

This release includes forward-looking statements that are based on assumptions about many important factors, including the satisfaction of the conditions to closing; general industry and market conditions; general domestic and international economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; and the factors listed in Closure Medical’s most recent Annual Report on Form 10-K. As such, they involve risks that could cause actual results to differ materially. Closure Medical does not undertake to update its forward-looking statements.